Exhibit 10.9

PROMISSORY NOTE

$4,200,000.00	12/19/2021

FOR VALUE RECEIVED, the undersigned (herein “Maker”), promises to pay on demand to the order of SG Blocks, Inc. (“Payee”), the principal sum of FOUR MILLION TWO HUNDRED THOUSAND DOLLARS and 00/100 dollars ($4,200,000.00), without interest, in lawful money of the United States of America unless Payee agrees to another form of payment.

1. Presentment, demand, protest or notice of any kind are hereby waived by the Maker. Maker may not set off against any amounts due to Payee hereunder any claims against Payee or other amounts owed by Payee to Maker.

2. In the event this Note is not paid when due, the Payee may proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings.

3. The Maker agrees to pay all reasonable costs of collection, including attorneys' fees which may be incurred in the collection of this Note or any portion thereof and, in case an action is instituted for such purposes, the amount of all attorneys' fees shall be such amount as the court shall adjudge reasonable.

4. This Note is made and delivered in, and shall be governed, construed and enforced under the laws of the State of New York.

5. No delay or omission of the Payee to exercise any right hereunder,

whether before or after the happening of any event of default, shall impair any such right or shall operate as a waiver thereof or of any event of default hereunder nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right. This Note shall be subject to prepayment, at the option of the Maker, in whole or in part, at any time and from time to time, without premium or penalty.

6. This Note or any benefits or obligations hereunder may not be assigned or transferred by the Maker.

MAKER:

SGB DEVELOPMENT CORP.

By:	/s/ Paul M. Galvin
Paul M. Galvin, Chief Executive Officer